PROSPECTUS SUPPLEMENT NO. 11 (to Prospectus dated February 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-215157

THE FIRST BANCSHARES, INC.

3,563,380 Shares of Common Stock

This prospectus supplement relates to the Prospectus dated February 21, 2017 (“Base Prospectus”), as supplemented by Prospectus Supplement No. 1 dated March 16, 2017 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2 dated April 13, 2017 (“Prospectus Supplement No. 2”), Prospectus Supplement No. 3 dated May 10, 2017 (“Prospectus Supplement No. 3”), Prospectus Supplement No. 4 dated May 30, 2017 (“Prospectus Supplement No. 4”), Prospectus Supplement No. 5 dated August 9, 2017 (“Prospectus Supplement No. 5”), Prospectus No. 6 dated October 25, 2017 (“Prospectus Supplement No. 6”), Prospectus Supplement No. 7 dated November 1, 2017 (“Prospectus Supplement No. 7,” ), Prospectus Supplement No. 8 dated November 10, 2017 (“Prospectus Supplement No. 8,”), Prospectus Supplement No. 9 dated December 7, 2017 and Prospectus Supplement No. 10 dated February 22, 2018 (“Prospectus Supplement No. 10,” and together with the Base Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9 and Prospectus Supplement No. 10, the “Prospectus”), which permits the resale of up to 3,563,380 outstanding shares of our common stock by the selling securityholders identified in the Prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This prospectus supplement is being filed to update, amend, and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 1, 2018, (the “Form 8-K”). Accordingly, the text of the Form 8-K is included herein and made a part of this prospectus supplement. You should read this prospectus supplement together with the Prospectus, which is to be delivered with this prospectus supplement.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On February 28, 2018, the closing sale price of the common stock on the NASDAQ Global Market was $31.75 per share.

The securities offered by the selling securityholders, which are shares of our common stock, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

Investing in our common stock involves a certain degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 7 of the Base Prospectus, as amended and supplemented by the “Risk Factors” included in Item 1A. of The First Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was included in Prospectus Supplement No. 1, as updated by the “Risk Factors” set forth in Item 1A. of The First Bancshares, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was included in Prospectus Supplement No. 8, and all other information included in the Prospectus in its entirety before you decide whether to invest.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2018

The First Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6480 U.S. Highway 98 West, Suite A

Hattiesburg, Mississippi, 39402
(Address and Zip Code of principal executive offices)

(601) 268-8998

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

Closing of Acquisition of Southwest Banc Shares, Inc.

Effective March 1, 2018, The First Bancshares, Inc., a Mississippi corporation (the “Company” or “First Bancshares”) completed its previously-announced merger (the “Merger”) with Southwest Banc Shares, Inc. (“Southwest”) pursuant to that certain Agreement and Plan of Merger by and between the First Bancshares and Southwest, dated as of October 24, 2017 (the “Merger Agreement”). At the closing, Southwest merged with and into First Bancshares, with First Bancshares as the surviving corporation. Following the Merger, Southwest’s wholly-owned subsidiary bank, First Community Bank, merged with and into the First Bancshares’ wholly-owned subsidiary bank, The First, A National Banking Association (“The First”), with The First as the surviving bank and continuing its corporate existence under the name “The First, A National Banking Association” (the “Bank Merger”, and together with the Merger, the “Mergers”).

Pursuant to the Merger Agreement, Southwest shareholders received for each share of SWBS common stock outstanding immediately prior to the Merger (i) 15.8804 shares of the Company’s common stock and (ii) cash in the amount of $336.08. Each outstanding share of First Bancshares common stock remained outstanding and was unaffected by the Mergers.

The foregoing description of the Mergers and the Merger Agreement does not purport to be complete and is qualified in its entirety by the Merger Agreement, which is incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission on November 9, 2017.

Item 8.01	Other Events

On March 1, 2018, First Bancshares issued a press release announcing the completion of the Mergers. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro forma financial information

The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of October 24, 2017, by and between The First Bancshares, Inc. and Southwest Banc Shares, Inc. (incorporated by reference to Exhibit 10.1 to The First Bancshares, Inc.’s Form 10-Q filed on November 9, 2017).

99.1	Press Release of The First Bancshares, Inc., dated March 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCSHARES, INC.

By:	/s/ Donna T. (Dee Dee) Lowery
Name:	Donna T. (Dee Dee) Lowery
Title:	Chief Financial Officer

Date: March 1, 2018

Exhibit 99.1

First Bancshares, Inc. Completes Acquisition of Southwest Banc Shares, Inc.

HATTIESBURG, Miss., March 1, 2018 – The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or the “Company”), the holding company for The First, A National Banking Association (“The First”), announced today that it has completed its acquisition of Southwest Banc Shares, Inc. (“Southwest”). Following completion of the acquisition, Southwest’s subsidiary bank, First Community Bank, was merged with The First, with The First as the surviving bank. As a result of this transaction, The First has expanded its footprint in Alabama with the addition of nine branches in the Mobile, Alabama market.

Pursuant to the merger agreement with Southwest, Southwest’s shareholders are entitled to receive 15.8804 shares of First Bancshares’ common stock and $336.08 in cash for each share of Southwest common stock outstanding immediately before the merger.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are thrilled that today First Community and The First are now one company.  We are proud to join forces with a franchise that has such a rich history of exceptional service for its clients.  We look forward to growing our combined market share in South Alabama, as well as the Gulf South Region.”

As a result of the merger, the combined Company now has approximately $2.2 billion in total assets, $1.9 billion in total deposits and $1.5 billion in total loans. The First also now has over 50 locations across Mississippi, Louisiana, Alabama and Florida.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Additional information is available on the Company’s website: www.thefirstbank.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected returns and other benefits of the merger to shareholders. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with customers, suppliers, employee or other business partners relationships, (3)  the risk of successful integration of Southwest’s business into the Company, (4) the amount of the costs, fees, expenses and charges related to the merger, (5) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the merger, (6)  the risk that the integration of Southwest’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (7) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (8) the dilution caused by the Company’s issuance of additional shares of its common stock in the merger transaction, and (9) general competitive, economic, political and market conditions. Additional factors which could affect the forward-looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2016, and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. The Company expressly disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT:	For additional information, contact:
M. Ray “Hoppy” Cole, Jr.
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer
(601) 268-8998